Exhibit 99.1

For Immediate Release:

Steinway Reports Q2 2007 Results

Gross Margin Up from 25% to 31%

WALTHAM, MA — August 2, 2007 — Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and six months ended June 30, 2007.

Revenues for the second quarter remained level with the second quarter of 2006 as a 5% increase in piano sales offset a 7% decline in band sales.  Increased production of professional level brass instruments and an increase in higher margin piano sales overseas contributed to an improvement in gross margin of 600 basis points.  Operating expenses decreased 13% and net interest expense decreased 20%.  The operating expense improvement reflects a $3.9 million reduction in bad debt expense versus the prior year period.

For the quarter, EPS improved by $0.47 as the Company generated earnings of $0.37 per share compared to a loss of $0.10 per share (Adjusted loss of $0.03 per share) in the prior year period.  The 2006 Adjustments, primarily costs associated with a labor strike and a loss on the early extinguishment of debt, are detailed in the attached financial tables.

Band Operations

Sales of professional trumpets and trombones produced at the Company’s Elkhart brass plant improved significantly over the prior year period.  However, the impact of an ongoing dealer consolidation coupled with inventory reductions by some key accounts led to an overall sales decline of $2.9 million, to $37.9 million.  Gross margins increased sharply to 22.7% from 13.3% on improved sales of higher margin professional instruments, greater production at the Company’s Elkhart brass plant, and lower charges for excess or obsolete inventory versus the comparable period last year.

Sales for the six-month period ended June 30, 2007 declined to $78.4 million, or 17%, as a result of the impact of dealer consolidation and inventory reduction, as well as the labor strike in the early part of the year.  Margins improved to 21.4% from 18.6% largely due to production increases at the Company’s Elkhart brass plant and lower inventory reserve charges.

Piano Operations

Increased sales of the Company’s mid-priced pianos and strong institutional sales contributed to an increase in overall piano sales to $54.4 million, an increase of $2.7 million.  In addition, currency translation positively impacted revenues by $1.6 million.  Overseas shipments of Steinway grand pianos were up 23%, mitigating the impact of a decrease in domestic grand shipments, resulting in a 20% decline worldwide.  The Company’s Essex pianos continue to perform well, leading to an 87% increase in worldwide shipments of mid-priced pianos for the quarter.  The large increase in Steinway grand sales overseas coupled with improved factory performance resulted in an increase in gross margins to 36.7% from 34.3% for the same period last year.

Year-to-date, piano revenues were up 14%, to $107.3 million, with worldwide unit shipments of mid-priced pianos up 87% and shipments of Steinway grands down 7%.  For the six-month period, gross margins improved from 33.7% to 36.3%.

Comments

“Our overall results for the quarter were good,” stated CEO Dana Messina.  “We met our prior year sales figure, significantly improved gross margins and controlled our operating expenses.  As a result, operating profit and Adjusted EBITDA improved dramatically for the quarter.”

Discussing second quarter results of the piano segment, Messina said, “Our overseas piano business remains strong.  In June, we shipped over 50 Steinway pianos to the Cork School of Music.  Domestically, our year-to-date results have been softer than we’d like but we have fared much better than our competitors.  Looking at the next six months, we expect our overall piano business to be stable.”

Messina continued, “We are making great progress at our Elkhart brass plant.  Our new workers are making high quality instruments and are becoming more efficient daily. As a result, unit production of professional instruments has doubled versus the first quarter of this year.  Unfortunately, some of our larger band dealers have reduced purchasing in an effort to better control their inventory levels.  Looking at the next six months, we expect that trend to continue.”

“In conclusion, despite mixed sales results by market and division, we’ve improved our gross margins significantly and reduced our expenses with a predictable impact on overall earnings.  We’re very comfortable with our position relative to our industry peers and expect to continue to monitor industry conditions for opportunities to add market share.”

Conference Call

Management will be discussing the Company’s second quarter results and outlook for the remainder of 2007 on a conference call today beginning at 5:00 p.m. ET.  A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon Adjusted EBITDA calculations and the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers.  However, Adjusted EBITDA should not be construed as a substitute for income from operations or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to make meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; impact of dealer consolidations on orders; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact: Julie A. Theriault

Telephone: 781-894-9770

Email: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Net sales	$92,257	$92,423	$185,689	$187,617
Cost of sales	63,692	69,274	129,884	138,476
Gross profit	28,565	23,149	55,805	49,141
	31.0%	25.0%	30.1%	26.2%

Operating expenses:
Sales and marketing	11,429	11,063	24,093	22,733
Provision for doubtful accounts	592	4,505	718	4,562
General and administrative	8,141	7,811	17,151	16,189
Amortization	196	197	392	426
Other operating expenses	158	(32)	1,035	115
Total operating expenses	20,516	23,544	43,389	44,025

Income (loss) from operations	8,049	(395)	12,416	5,116
Interest expense, net	2,523	3,152	4,675	5,900
Other (income) expense, net	(21)	2,368	(191)	8,228
Income (loss) before income taxes	5,547	(5,915)	7,932	(9,012)
Income tax provision (benefit)	2,394	(5,054)	3,349	(6,309)
Net income (loss)	$3,153	$(861)	$4,583	$(2,703)

Earnings (loss) per share - basic	$0.37	$(0.10)	$0.54	$(0.33)
Earnings (loss) per share - diluted	$0.36	$(0.10)	$0.53	$(0.33)
Weighted average common shares - basic	8,521	8,332	8,470	8,242
Weighted average common shares - diluted	8,662	8,332	8,622	8,242

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	6/30/2007	6/30/2006	12/31/2006
Cash	$9,701	$21,118	$30,409
Receivables, net	77,284	90,307	75,161
Inventories	177,144	155,284	154,623
Other current assets	24,906	30,052	22,485
Total current assets	289,035	296,761	282,678

Property, plant and equipment, net	94,714	96,448	95,598
Other assets	70,325	64,886	68,899
Total assets	$454,074	$458,095	$447,175

Notes payable and current portion of long-term debt	$2,889	$5,960	$4,595
Other current liabilities	60,602	62,353	61,453
Total current liabilities	63,491	68,313	66,048

Long-term debt	194,749	187,544	173,816
Other liabilities	55,314	46,266	49,310
Stockholders’ equity	140,520	155,972	158,001
Total liabilities and stockholders’ equity	$454,074	$458,095	$447,175

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of 2006 GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 6/30/06
	GAAP	Adjustments		Adjusted
Band sales	$40,759	$—		$40,759
Piano sales	51,664	—		51,664
Total sales	92,423	—		92,423
Band cost of sales	35,324	(1,220)	(1)	34,104
Piano cost of sales	33,950	—		33,950
Total cost of sales	69,274	(1,220)		68,054
Band gross profit	5,435	1,220	(1)	6,655
Piano gross profit	17,714	—		17,714
Total gross profit	23,149	1,220		24,369
Band GM%	13.3%			16.3%
Piano GM%	34.3%			34.3%
Total GM%	25.0%			26.4%
Operating expenses	23,544	—		23,544
(Loss) income from operations	(395)	1,220		825
Interest expense, net	3,152	—		3,152
Other expense (income), net	2,368	(3,063)	(2)	(695)
(Loss) income before income taxes	(5,915)	4,283		(1,632)
Income tax (benefit) provision	(5,054)	3,660	(3)	(1,394)
Net (loss) income	$(861)	$623		$(238)
Loss per share - basic	$(0.10)			$(0.03)
Loss per share - diluted	$(0.10)			$(0.03)
Weighted average common shares - basic	8,332			8,332
Weighted average common shares - diluted	8,332			8,332

	Six Months Ended 6/30/06
	GAAP	Adjustments		Adjusted
Band sales	$93,825	$—		$93,825
Piano sales	93,792	—		93,792
Total sales	187,617	—		187,617
Band cost of sales	76,329	(1,291)	(4)	75,038
Piano cost of sales	62,147	—		62,147
Total cost of sales	138,476	(1,291)		137,185
Band gross profit	17,496	1,291	(4)	18,787
Piano gross profit	31,645	—		31,645
Total gross profit	49,141	1,291		50,432
Band GM%	18.6%			20.0%
Piano GM%	33.7%			33.7%
Total GM%	26.2%			26.9%
Operating expenses	44,025	—		44,025
Income from operations	5,116	1,291		6,407
Interest expense, net	5,900	—		5,900
Other expense (income), net	8,228	(9,674)	(2)	(1,446)
(Loss) income before income taxes	(9,012)	10,965		1,953
Income tax (benefit) provision	(6,309)	7,676	(3)	1,367
Net (loss) income	$(2,703)	$3,289		$586
(Loss) earnings per share - basic	$(0.33)			$0.07
(Loss) earnings per share - diluted	$(0.33)			$0.07
Weighted average common shares - basic	8,242			8,242
Weighted average common shares - diluted	8,242			8,242

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)             Reflects $59 charges relating to the step-up of inventory and $1,161 of unabsorbed overhead associated with a labor strike.

(2)             Reflects loss on extinguishment of debt.

(3)             Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(4)             Reflects $130 charges relating to the step-up of inventory and $1,161 of unabsorbed overhead associated with a labor strike.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from Income from Operations to Adjusted EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended
	6/30/2007	6/30/2006
Income (loss) from operations	$8,049	$(395)
Other income (expense), net	21	(2,368)
Depreciation	2,448	2,575
Amortization	196	197
Non-recurring, infrequent or unusual items	—	4,283
Adjusted EBITDA	$10,714	$4,292

	Six Months Ended
	6/30/2007	6/30/2006
Income from operations	$12,416	$5,116
Other income (expense), net	191	(8,228)
Depreciation	4,821	5,013
Amortization	392	426
Non-recurring, infrequent or unusual items	—	10,965
Adjusted EBITDA	$17,820	$13,292